UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2008

Lazard Group LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-126751	51-0278097
(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza, New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

212-632-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 below is incorporated herein by reference.

Item 3.03          Material Modification to Rights of Security Holders.

On May 15, 2008, Lazard Group LLC and The Bank of New York, as trustee (the “Trustee”), entered into an Amended and Restated Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture dated as of May 10, 2005, between Lazard Group LLC and the Trustee, which governs the terms of Lazard Group LLC’s $437,500,000 aggregate principal amount of 6.120% Senior Notes initially due 2035 (the “Notes”). The Supplemental Indenture, among other things, resets the maturity of the Notes to May 15, 2010 and resets the interest rate on the Notes to a rate of 4.00% per annum.

The above summary of the Supplemental Indenture is qualified in its entirety by reference to the complete terms and provisions of the Supplemental Indenture which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 8.01          Other Events.

On May 15, 2008, the previously announced remarketing of the Notes was consummated and the purchase contracts forming a part of Lazard Ltd’s 6.625% Equity Security Units (the “ESUs”) were settled. As a result, (i) Lazard Ltd issued an aggregate of 14,582,750 shares of its Class A common stock to the holders of its ESUs for $437,500,000, (ii) substantially all of the Notes were remarketed with the reset terms described above, (iii) Lazard Group LLC purchased all of the remarketed Notes for $439,675,440 and (iv) the ESUs were retired.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits.       The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Third Supplemental Indenture dated as of May 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD GROUP LLC (Registrant)

By:	/s/ Michael J. Castellano
	Name:	Michael J. Castellano
	Title:	Chief Financial Officer

Dated:  May 16, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Third Supplemental Indenture dated as of May 15, 2008